Exhibit 99.2

Bresnan Broadband Holdings, LLC and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 14, 2010 THROUGH DECEMBER 31, 2010 (SUCCESSOR);
JANUARY 1, 2010 THROUGH DECEMBER 13, 2010 (PREDECESSOR)

Independent Auditors' Report
The Member
Bresnan Broadband Holdings, LLC:
We have audited the accompanying consolidated balance sheet of Bresnan Broadband Holdings, LLC and subsidiaries (Successor) as of December 31, 2010, and the related consolidated statement of operations, member's capital and cash flow for the period December 14, 2010 through December 31, 2010. We have also audited the accompanying consolidated statements of operations, members' deficiency and cash flow of Bresnan Broadband Holdings, LLC and subsidiaries (Predecessor) for the period January 1, 2010 through December 13, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of Bresnan Broadband Holdings, LLC and subsidiaries (Successor) as of December 31, 2010, and the results of their operations and their cash flows for the period December 14, 2010 through December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Bresnan Broadband Holdings, LLC and subsidiaries (Predecessor) for the period January 1, 2010 through December 13, 2010, in conformity with U.S. generally accepted accounting principles.
As discussed in notes 1 and 2 to the consolidated financial statements, effective December 14, 2010, an indirect wholly owned subsidiary of Cablevision Systems Corporation acquired all of the outstanding stock of Bresnan Broadband Holdings, LLC in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP
May 9, 2011
New York, New York

BRESNAN BROADBAND HOLDINGS, LLC and SUBSIDIARIES (SUCCESSOR)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2010
(Dollars in thousands)
(See Note 2)

ASSETS

Current Assets:
Cash and cash equivalents	$25,998
Accounts receivable, trade (less allowance for doubtful accounts of $155)	6,181
Prepaid expenses and other current assets	3,809
Total current assets	35,988
Property, plant and equipment, net of accumulated depreciation of $4,732	502,452
Other assets	525
Cable television franchise costs	508,380
Customer relationships, net of accumulated amortization of $2,045	209,305
Other amortizable intangibles, net of accumulated amortization of $14	1,906
FCC licenses	4,232
Goodwill	167,030
Deferred financing costs, net of accumulated amortization of $156	25,939
$1,455,757

LIABILITIES AND TOTAL MEMBER'S CAPITAL

Current Liabilities:
Accounts payable	$20,441
Accrued liabilities:
Franchise costs	3,925
Interest	2,269
Employee related costs	5,624
Other accrued expenses	18,145
Accounts payable to affiliates	20,436
Deferred revenue	3,358
Credit facility debt	7,650
Total current liabilities	81,848
Other liabilities	23
Deferred tax liability	29,042
Credit facility debt	749,749
Senior notes	250,000
Total liabilities	1,110,662

Commitments and contingencies

Member's Capital	345,095
$1,455,757

See accompanying notes to consolidated financial statements.

BRESNAN BROADBAND HOLDINGS, LLC and SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands)
(See Note 2)

	December 14, 2010 through December 31, 2010 (Successor)	January 1, 2010 through December 13, 2010 (Predecessor)
Revenues, net	$22,135	$422,846
Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	25,117	199,412
Selling, general and administrative	4,247	68,635
Depreciation and amortization	6,791	77,245
	36,155	345,292
Operating income (loss)	(14,020)	77,554

Other income (expense):
Interest expense	(6,589)	(27,083)
Gain on asset disposals and divestiture of cable television systems	—	5,086
Gain on interest rate swaps	—	5,548
Miscellaneous, net	(1)	(21)
	(6,590)	(16,470)
Income (loss) before income taxes	(20,610)	61,084
Income tax benefit	7,847	—
Net income (loss)	$(12,763)	$61,084

See accompanying notes to consolidated financial statements.

BRESNAN BROADBAND HOLDINGS, LLC and SUBSIDIARIES
CONSOLIDATED STATEMENT OF CAPITAL (DEFICIENCY)
(Dollars in thousands)
(See Note 2)

	Common Series B	Preferred Series B	Accumulated Deficit	Total Members' Deficiency
Predecessor:

Balances as of January 1, 2010	$48,637	$32,424	$(183,328)	$(102,267)

Net income January 1, 2010 through December 13, 2010	—	—	61,084	61,084

Balance as of December 13, 2010	$48,637	$32,424	$(122,244)	$(41,183)

Total Members' Capital
Successor:

Balance as of December 14, 2010	$—
Contribution from Cablevision	395,000
Deemed capital distribution resulting from current income tax benefit	(37,142)
Net loss December 14, 2010 through December 31, 2010	(12,763)

Balance as of December 31, 2010	$345,095

See accompanying notes to consolidated financial statements.

BRESNAN BROADBAND HOLDINGS, LLC and SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)
(See Note 2)

	December 14, 2010 through December 31, 2010 (Successor)	January 1, 2010 through December 13, 2010 (Predecessor)
Cash flows from operating activities:
Net income (loss)	$(12,763)	$61,083
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,791	77,245
Gain on asset disposals and divestiture of cable television systems	—	(5,086)
Amortization of deferred financing costs	205	1,292
Gain on interest rate swaps	—	(5,548)
Deferred income tax expense	29,295	—
Deemed capital distribution resulting from current income tax benefit	(37,142)	—
Provision for doubtful accounts	155	—
Changes in assets and liabilities:
Accounts receivable	(1,544)	(8,321)
Prepaid expenses and other current assets	(621)	250
Accounts payable to affiliate, net	20,436	—
Accounts payable, employee compensation and benefits, and other current liabilities	8,811	(10,838)
Net cash provided by operating activities	13,623	110,077

Cash flows from investing activities:
Capital expenditures	(7,380)	(47,223)
Divestiture of cable television systems	—	9,607
Other intangible assets	—	(2,675)
Acquired property and equipment	—	(5,473)
Other, net	—	(65)
Net cash used in investing activities	(7,380)	(45,829)

Cash flows from financing activities:
Proceeds from credit facility debt	757,350	167,300
Repayments of credit facility debt	—	(241,288)
Proceeds from issuance of senior notes	250,000	—
Contribution from CSC Holdings	395,000	—
Payments from unwinding of interest rate swaps	—	(11,312)
Distribution to Bresnan members	(1,356,500)	—
Addition to deferred financing costs	(26,095)	—
Net cash provided by (used in) financing activities	19,755	(85,300)
Net increase (decrease) in cash	25,998	(21,052)
Cash and cash equivalents, beginning of period	—	21,052
Cash and cash equivalents, end of period	$25,998	$—

Supplemental disclosures of cash flow information:
Cash paid for interest and fees	$4,115	$29,900

See accompanying notes to consolidated financial statements.

BRESNAN BROADBAND HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE I.    NATURE OF OPERATIONS AND BASIS OF PRESENTATION
Nature of Operations
Bresnan Broadband Holdings, LLC and its subsidiaries (the "Company") own and operate cable television systems serving customers located in Colorado, Wyoming, Montana, and Utah under nonexclusive franchises awarded by local government authorities for specified periods of time. Accordingly, the Company operates in a single industry segment. The Company's revenues are derived principally from cable television operations, which include recurring monthly fees paid by subscribers.
On December 14, 2010, BBHI Holdings LLC ("Holdings Sub"), BBHI Acquisition LLC ("Acquisition Sub") and. CSC Holdings, LLC ("CSC Holdings") each of which is a wholly-owned subsidiary of Cablevision Systems Corporation ("Cablevision"), consummated the merger contemplated by the Agreement and Plan of Merger by and among Holdings Sub, Acquisition Sub, CSC Holdings, the Company and Providence Equity Bresnan Cable LLC dated June 13, 2010 (the "Merger Agreement"). Acquisition Sub merged with and into the Company, with the Company being the surviving entity, and becoming a direct wholly-owned subsidiary of Holdings Sub and an indirect wholly-owned subsidiary of Cablevision and CSC Holdings. The purchase price was $1,363,922 subject to final working capital adjustments. The acquisition was financed using an equity contribution by CSC Holdings of $395,000 and debt consisting of an undrawn $75,000 revolving credit facility, a $765,000 term loan facility and $250,000 8.0% senior notes due 2018. For income tax purposes, the acquisition was treated as an asset acquisition with a full step-up in tax basis.
Basis of Presentation
The accompanying consolidated financial statements of the Company have been prepared in accordance with. U.S. generally accepted accounting principles ("GAAP"). Additionally, even though the Company is not a reporting company under the Securities Exchange Act of 1934, the accompanying consolidated financial statements of the Company have been prepared in accordance with Regulation S-X of the Securities and Exchange Commission ("SEC") for annual financial information, except that the consolidated financial statements do not include a balance sheet at December 31, 2009, and statements of operations, capital (deficiency) and cash flows for the years ended December 31, 2009 and 2008, and related disclosures for such periods.
NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The acquisition has been accounted for in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 805, Business Combinations. The Company's consolidated financial statements for the period from January 1, 2010 through December 31, 2010 are presented in two distinct periods to indicate the application of the different bases of accounting between the periods presented: (1) the period up to, and including, the acquisition date (January 1, 2010 through December 13, 2010, labeled "Predecessor") and (2) the period after that date (December 14, 2010 through December 31, 2010, labeled "Successor"). The accompanying consolidated financial statements include a black line division to indicate the application of the bases of accounting recorded by the Predecessor and Successor reporting entities.
Assets acquired and liabilities assumed by the Successor have been recorded at fair value which generally results in increased amortization and depreciation reported in subsequent periods. Accordingly, the accompanying consolidated financial statements of the Predecessor for the period January 1, 2010 through December 13, 2010 and the Successor for the period December 14, 2010 through December 31, 2010, are not comparable in all material respects.
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
Revenue Recognition
The Company recognizes video, high-speed data and voice revenues as the services are provided to subscribers. Video and non-video installation revenue is recognized in the period installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system. Advertising revenues are recognized when commercials are aired. Revenues derived from other sources are recognized when services are provided or events occur.
The Company has entered into agreements that obligate it to provide fiber-optic connectivity over future periods. Amounts received under these agreements are initially recorded as deferred revenue and then amortized into income over the term of the agreement.
Gross Versus Net Revenue Recognition
In the normal course of business, the Company is assessed non-income related taxes by governmental authorities, including franchising authorities, and collects such taxes from its customers. The Company's policy is that, in instances where the tax is being assessed directly on the Company, amounts paid to the governmental authorities and amounts received from the customers are recorded on a gross basis. That is, amounts paid to the governmental authorities are recorded as technical and operating expenses and amounts received from the customer are recorded as revenues.
Franchise fees as a component of net revenue for the period from December 14, 2010 through December 31, 2010 (Successor) amounted to $476 and for the period from January 1, 2010 through December 13, 2010 (Predecessor) amounted to $9,284.
Technical and Operating Expenses
Costs of revenue related to sales of services are classified as "technical and operating" expenses in the accompanying consolidated statement of operations.

Programming Costs
Programming expenses relate to fees paid to programming distributors to license the programming distributed to subscribers. This programming is acquired generally under multi-year distribution agreements, with rates usually based on the number of subscribers that receive the programming. When an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement, the Company generally continues to carry and pay for these services until execution of definitive replacement agreements or renewals. The amount of programming expense recorded during this interim period is based on the Company's estimates of the ultimate contractual agreement expected to be reached, and such estimates are adjusted based on the current status of negotiations until new programming terms are finalized.
In addition, the Company has received, or may receive, incentives from programming distributors for carriage of the distributors' programming. The Company generally recognizes these incentives as a reduction of programming costs in technical and operating expense, generally over the term of the programming agreement.
Advertising Expenses
Advertising costs are charged to expense when incurred and are recorded to "selling, general and administrative" expenses in the accompanying statements of operations.
Advertising costs for the period from December 14, 2010 through December 31, 2010 (Successor) amounted to $718 and for the period from January 1, 2010 through December 13, 2010 (Predecessor) amounted to $10,344.
Comprehensive Income (Loss)
Comprehensive income (loss) for the period ended December 14 through December 31, 2010 (Successor) and for the period January 1, 2010 through December 13, 2010 (Predecessor) equals net income (loss) for the respective periods.
Cash and Cash Equivalents
The Company's cash investments are placed with money market funds and financial institutions that are investment grade as rated by Standard & Poor's and Moody's Investors Service. The Company selects money market funds that predominantly invest in marketable, direct obligations issued or guaranteed by the United States government or its agencies, commercial paper, fully collateralized repurchase agreements, certificates of deposit, and time deposits.
The Company considers the balance of its investment in funds that substantially hold securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or are at fair value.
Accounts Receivable
The Company periodically assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating the collectability of outstanding receivables and general factors such as length of time individual receivables are past due, historical collection experience, and the economic and competitive environment.
Long-Lived and Indefinite-Lived Assets
Property, plant and equipment, including construction materials, are carried at cost, and include all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems, and the costs of new product and subscriber installations. Depreciation on equipment is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets' useful lives and reported in depreciation and amortization (including impairments) in the consolidated statements of operations.
Intangible assets established in connection with acquisitions consist of franchise costs, customer relationships, trademarks and other intangible assets {including Indefeasible Right to Use agreements for fiber-optic connectivity) and goodwill. Customer relationships and trademarks are amortized in a manner that reflects the pattern in which the projected net cash inflows to the Company are expected to occur, such as the sum of the years' digits method, or when such pattern does not exist, using the straight-line basis over their respective estimated useful lives. Goodwill and the value of franchises, and certain other intangibles acquired in purchase business combinations which have indefinite useful lives are not amortized.
The Company reviews its long-lived assets (property, plant and equipment, and intangible assets subject to amortization that arose from acquisitions) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.
The Company evaluates the recoverability of its goodwill and indefinite-lived intangible assets annually or more frequently whenever events or circumstances indicate that the asset may be impaired. Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of goodwill impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill which would be recognized in a business combination.
The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.
Deferred Financing Costs
Costs incurred to obtain debt are deferred and amortized to interest expense over the life of the related debt.

Derivative Instruments and Hedging Activities
The Company accounts for derivatives and hedging activities in accordance with ASC Topic 815, Derivatives and Hedging, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. For derivatives designated as hedges, changes in the fair value are either offset against the change in fair value of the assets and liabilities through earnings, or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. When it is probable that the related forecasted transaction will not occur, the Company discontinues hedge accounting and recognizes immediately in earnings, gains, and losses that were accumulated in other comprehensive income. For derivatives not designated as hedges, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.
Income Taxes
The Company will be included in the consolidated federal and state income tax returns of Cablevision starting on. December 14, 2010 (Successor). The income tax expense in the consolidated statement of operations is based upon the taxable income of the Company on a separate tax return basis.
The Company's provision for income taxes for the Successor period is based on current period income and changes in deferred tax assets and liabilities. Deferred tax assets are subject to an ongoing assessment of realizability. Interest and penalties, if any, associated with uncertain tax positions are included in income tax expense. Deferred taxes have been measured using the estimated applicable corporate tax rate determined on a stand-alone basis.
Since there is no tax sharing agreement in place between the Company and Cablevision, allocable current income tax benefit for tax tosses generated by the Company that are either utilized currently or carried forward by Cablevision have been reflected as a deemed capital distribution from the Company to Cablevision. The deemed capital distribution for the period from. December 14, 2010 through December 31, 2010 (Successor) was $37,142.
Concentrations of Credit Risk
Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash is invested primarily in money market funds. The Company monitors the financial institutions and money market funds where it invests its cash and cash equivalents. The Company's emphasis is primarily on safety of principal and liquidity and secondarily on maximizing the yield on its investments. The Company did not have a single customer that represented 10% or more of its consolidated net revenues for the period December 14, 2010 through December 31, 2010 (Successor) and for the period January 1, 2010 through December 13, 2010 (Predecessor). or 10% or more of its consolidated net trade receivables at December 31, 2010.
Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the contingency can be reasonably estimated.
NOTE 3.    TRANSACTIONS
Purchase Price Allocation and Goodwill
As discussed in Note 1, on December 14, 2010, Holdings Sub, Acquisition Sub and CSC Holdings consummated the merger among Holdings Sub, Acquisition Sub, CSC Holdings, the Company and Providence Equity Bresnan Cable LLC dated June 13, 2010. The purchase price was $1,363,922 subject to final working capital adjustments.
The total estimated purchase price was allocated to the identifiable tangible and intangible assets acquired and the liabilities assumed based on their fair values. The excess of the estimated purchase price over those fair values was recorded as goodwill. The fair value assigned to the identifiable tangible and intangible assets acquired and liabilities assumed are based upon assumptions developed by management and other information compiled by management, including a preliminary purchase price allocation analysis.
The following table provides the allocation of the estimated purchase price of the assets acquired and liabilities assumed based on preliminary fair value information currently available, which is subject to change upon finalization:

	Estimated Useful Life
Accounts receivable		$4,792
Prepaid expenses and other assets		4,137
Property and equipment	2 to 26 years	499,804
Other amortizable intangibles	3 to 18 years	1,920
Customer relationships	9 years	211,350
Franchise costs	Indefinite-lived	508,380
FCC licenses	Indefinite-lived	4,232
Goodwill	Indefinite-lived	167,030
Accounts payable and accrued liabilities		(34,473)
Deferred revenue		(3,250)

Net assets acquired *		$1,363,922
_____________
*     At December 31, 2010, approximately $7,422 of the purchase price had not been paid and is reflected in "other accrued expenses" on the Company's consolidated balance sheet.
Identification and allocation of value to the identified intangible assets was based on the acquisition method of accounting. The fair value of the identified intangible assets was estimated by performing a discounted cash flow ("DCF") analysis using the "income" approach. Significant judgments in the preliminary purchase price included the selection of appropriate discount rates, estimating the amount and timing of estimated future cash flows attributable to the cable television franchises, identification of appropriate continuing growth rate assumptions and attributing the appropriate attrition factor for customer relationships. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition. The discount rates used in the DCF analysis are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk.
The fair value of tangible assets was estimated using a cost approach. A cost approach consists of either applying current pricing of the same or comparable assets based on a physical appraisal or applying current costs based on price trend indexes to historical asset costs.
The estimates of expected useful lives take into consideration the effects of contractual relationships, customer attrition, eventual development of new technologies and market competition.
Approximately $166,700 of goodwill recorded in connection with the acquisition is deductible for tax purposes.
The unaudited pro forma revenues and net income for the year ended December 31, 2010 are presented as if the acquisition had occurred on January 1, 2010. The pro forma results are not necessarily indicative of the results that would have occurred if the acquisition had been in effect on the dates indicated, or which may result in future periods.

Year ended December 31, 2010

Revenues, net	$444,981

Net loss	$(25,223)
Cable Television Asset Purchase (Predecessor Transaction)
On October 1, 2010, the Company purchased cable television assets serving approximately 3,600 customers in areas surrounding Billings, Montana for $8,000 before adjustments for working capital and other items as defined in the asset purchase agreement. This purchase was accounted for using the purchase method of accounting; accordingly, the results of operations are included in the consolidated financial statements from the date of acquisition.
Cable Television Asset Sale (Predecessor Transaction)
On May 5, 2010, the Company sold certain cable television assets in Vernal, Utah. The results of operations related to these assets have been excluded from the consolidated financial statements since that date. The sale price was $10,000 plus adjustments for working capital and other items as defined in the asset purchase agreement. The following table summarizes the net assets sold:

Property, plant and equipment, net of accumulated depreciation of $3,765	$3,174
Franchise costs	80
Total net assets sold	$3,254

The Company recognized a net gain of $6,221 that is included in "gain on asset disposals and divestiture of cable television systems" in the accompanying consolidated statements of operations for the period January 1, 2010 through December 13, 2010.
NOTE 4.    PROPERTY, PLANT AND EQUIPMENT
Property, plant, and equipment are carried at cost, including acquisition costs allocated to tangible assets acquired. Costs of additions and substantial improvements to property, plant, and equipment are capitalized. The costs of repairs and maintenance are charged to operations. Initial customer installation costs are capitalized. Sales and marketing costs, as well as costs of subsequently disconnecting and reconnecting a given household are charged to expense. Capitalized costs include materials, labor, and overhead directly attributable to the capitalizable activities.
Property, plant and equipment consist of the following assets, which are depreciated or amortized on a straight-line basis over the estimated useful lives shown below:

	December 31,	Estimated Useful
	2010	Lives

Customer equipment	$73,015	3 to 5 years
Headends and related equipment	85,620	4 to 25 years
Central office equipment	8,735	5 years
Infrastructure	283,555	5 to 25 years
Equipment	15,151	5 to 10 years
Construction in progress (including materials and supplies)	4,784
Furniture and fixtures	4,357	4 to 12 years
Transportation equipment	8,111	10 years
Buildings and building improvements	12,730	10 to 40 years
Leasehold improvements	2,006	Term of lease
Land	9,120
	507,184
Less accumulated depreciation and amortization	(4,732)
	$502,452
Depreciation expense for the period from December 14, 2010 through December 31, 2010 (Successor) amounted to $4,732 and for the period from January 1, 2010 through December 13, 2010 (Predecessor) amounted to $63,615.

NOTE 5.    INTANGIBLE ASSETS
The following table summarizes information relating to the Company's acquired intangible assets at December 31, 2010:

		Estimated
		Useful Lives
Customer relationships	$211,350	9 years
Less: Accumulated amortization	(2,045)
	209,305

Other amortizable intangibles	1,920	3 to 18 years
Less: Accumulated amortization	(14)
	$1,906

Customer relationships, net of accumulated amortization	$209,305
Other amortizable intangible assets, net of accumulated amortization	1,906
Indefinite-lived cable television franchises	508,380
FCC licenses	4,232
Goodwill	167,030

Total intangible assets, net	$890,853
Amortization expense for the period from December 14, 2010 through December 31, 2010 (Successor) amounted to $2,059 and for the period from January 1, 2010 through December 13, 2010 (Predecessor) amounted to $13,630.

Estimated amortization expense
Year ending December 31, 2011	$42,323
Year ending December 31, 2012	37,626
Year ending December 31, 2013	32,919
Year ending December 31, 2014	28,033
Year ending December 31, 2015	23,336
There were no accumulated impairment losses related to goodwill as of December 31, 2010.
NOTE 6.    OPERATING LEASES
The Company leases certain business offices and related facilities under terms of leases expiring at various dates through 2018. The leases generally provide for escalating rentals over the term of the lease plus certain real estate taxes and other costs or credits. Costs associated with such operating leases are recognized on a straight-line basis over the initial lease term. The difference between rent expense and rent paid is recorded as deferred rent.
In addition, the Company rents space on utility poles for its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire.

Rent expense and pole rental expense for the year ended December 31, 2010 are as follows:

	December 14, 2010 through December 31, 2010 (Successor)	January 1, 2010 through December 13, 2010 (Predecessor)
Rent expense	$90	$1,668
Pole rental expense	55	1,046

The minimum future annual payments for all operating leases (with initial or remaining terms in excess of one year) during the next five years and thereafter, including pole rentals from January 1, 2011 through December 31, 2015, at rates now in force are as follows:

2011	$2,524
2012	2,997
2013	2,661
2014	1,722
2015	1,518
Thereafter	47

NOTE 7.    DEBT
Credit Facility (Successor)
The Company has a $840,000 senior secured credit facility which is comprised of two components: a $765,000 term loan facility and a $75,000 revolving credit facility (collectively, the "Credit Agreement"). In connection with the financing of the acquisition of the Company, the full $765,000 amount of the term loan facility was drawn, net of an original issue discount of approximately $7,650. The revolving credit facility, which includes a $25,000 sublimit for the issuance of standby letters of credit and a $5,000 sublimit for swingline loans, was not drawn in connection with the acquisition. The revolving credit facility is expected to be available to provide for ongoing working capital requirements and for other general corporate purposes of the Company and its subsidiaries.
Borrowings under the Credit Agreement bear interest at a floating rate, which at the option of the Company may be either 2.0% over a floating base rate or 3.0% over an adjusted LIBOR rate, subject to a LIBOR floor of 1.50%. The Credit Agreement requires the Company to pay a commitment fee of 0.75% in respect of the average daily unused commitments under the revolving credit facility. The Company is also required to pay customary letter of credit fees, as well as fronting fees, to banks that issue letters of credit pursuant to the Credit Agreement.
All obligations under the Credit Agreement are guaranteed by the Holdings Sub and each of its existing and future direct and indirect domestic subsidiaries that are not designated as unrestricted subsidiaries in accordance with the Credit Agreement (the "Guarantors"). All obligations under the Credit Agreement, including the guarantees of those obligations, will be secured by certain assets of the Company and the Guarantors, including a pledge of the equity interests of the Company.
The Company may voluntarily prepay outstanding loans under the Credit Agreement at any time after December 14, 2011, in whole or in part, without premium or penalty (except for customary breakage costs with respect to Eurodollar loans, if applicable). On or prior to December 14, 2011, if the Company makes a prepayment of term loans in connection with certain refinancing transactions, the Company must pay a prepayment premium of 1% of the amount of term loans prepaid.
With certain exceptions, the Company is required to make mandatory prepayments in certain circumstances, including (i) a specified percentage of excess cash flow beginning in 2012 depending on its cash flow ratio, (ii) from the net cash proceeds of certain sales of assets (subject to reinvestment rights), (iii) from casualty insurance and/or condemnation proceeds, and (iv) upon the incurrence of certain indebtedness.
The term credit facility requires quarterly repayments of $1,913 from 2011 through September 2017, and $713,363 on December 14, 2017, the maturity date of the term credit facility. Any amounts outstanding under the revolving credit facility are due at maturity on December 14, 2015.
The Credit Agreement contains customary affirmative and negative covenants and also requires the Company to comply with the following financial covenants: (i) a maximum ratio of total indebtedness to operating cash flow of 8.00:1 decreasing to 5.00:1 on and after March 31, 2014; (ii) a minimum ratio of operating cash flow to interest expense of 2.00:1 increasing to 2.75:1 on and after March 31, 2014, and (iii) minimum liquidity of $25,000. In connection with the Credit Agreement, the Company incurred deferred financing costs of $20,542, which are being amortized to interest expense over the term of the credit agreement.
Senior Credit Facility (Predecessor)
The Company had entered into a senior credit facility ("Senior Facility"), as amended, that provided for four tranches: a 6.5-year revolving loan tranche of $125,000, a 6.5-year term-loan tranche of $75,000, a 7.5-year term-loan tranche of $540,000, and an 8-year second lien loan tranche of $100,000. Costs incurred in connection with the Senior Facility were capitalized and amortized over the expected terms of the related debt. In connection with the financing of the acquisition on December 14, 2010, the $624,775 amount outstanding on the Senior Facility was repaid in full.
Senior Notes (Successor)
On December 14, 2010, in connection with the financing of the acquisition, the Company issued $250,000 aggregate principal amount of 8% senior notes due December 15, 2018 (the "Notes"). The Notes are guaranteed by all of the Company's existing subsidiaries that are not designated as unrestricted subsidiaries and will be guaranteed by certain of the Company's future subsidiaries. In connection with the issuance of the Notes, the Company incurred deferred financing costs of $5,553, which are being amortized to interest expense over the term of the Notes.
Summary of Five-Year Debt Maturities
Total amounts payable by the Company under its various debt obligations outstanding as of December 31, 2010, during the five years subsequent to December 31, 2010 are as follows:

Years Ending December 31,

2011	$7,650
2012	7,650
2013	7,650
2014	7,650
2015	7,650

NOTE 8.    DERIVATIVES
Predecessor Transactions
The Company used derivative instruments to manage its interest rate exposure. The Company did not enter into derivative instruments for any purpose other than cash flow hedging.
The Company had used variable rate debt to finance its operations. The debt obligations exposed the Company to variability in interest payments due to changes in interest rates. The Company believed that it was prudent to limit the variability of a portion of its interest payments. To meet this objective, the Company had entered into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swaps had converted the variable rate cash flow exposure on related debt obligations to fixed cash flows. Under the terms of the interest rate swaps, the Company had received variable interest rate payments and made fixed interest rate payments, thereby creating the equivalent of fixed rate debt.
For the period January 1, 2010 through December 13, 2010, gains resulting from changes in the fair value of these interest rate swap agreements of $5,548 are reflected in gain on interest rate swaps in the accompanying consolidated statement of operations. In connection with the financing of the acquisition on December 14, 2010, the remaining outstanding amount on these interest rate swaps with a notional value of $290,000 were repaid in full.
NOTE 9.    FAIR VALUE MEASUREMENT

The fair value hierarchy as outlined in ASC Topic 820 is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity's pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I - Quoted prices for identical instruments in active markets.

•
Level II - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level. III - Instruments whose significant value drivers are unobservable.
The following table presents for each of these hierarchy levels, the Company's financial assets that are measured at fair value on a recurring basis at December 31, 2010:

	Level I	Level II	Level III	Total

Assets:
Money market funds:	$11,543	$—	$—	$11,543

The Company's cash equivalents at December 31, 2010 are classified within Level I of the fair value hierarchy because they are valued using quoted market prices.

Fair Value of Financial Instruments
The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value:
Credit Facility Debt and Senior Notes
The fair values of each of the Company's debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.
The carrying values and estimated fair values of the Company's financial instruments, excluding those that are carried at fair value in the accompanying consolidated balance sheet are summarized as follows:

	December 31, 2010
	Carrying Amount	Estimated Fair Value
Debt instruments:
Credit facility debt(a)	$757,399	$768,366
Senior notes	250,000	257,500
	$1,007,399	$1,025,866
__________

(a)	The carrying amount of the credit facility debt is net of an original issue discount of $7,601 at December 31, 2010.
Fair value estimates related to the Company's debt instruments presented above are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
NOTE 10.    INCOME TAXES
The Company is a single-member limited liability company, indirectly wholly-owned by Cablevision, a taxable corporation. As such, the Company is treated as a division of Cablevision and is included in the consolidated income tax return of Cablevision for federal and state income tax purposes. Accordingly, the income tax provision is determined on a stand-alone basis as if the Company filed separate income tax returns for the period from December 14, 2010 through December 31, 2010 (Successor).
Prior to the acquisition on December 14, 2010, the Company (Predecessor) was a limited liability company treated as a partnership for income tax purposes. Accordingly, no provision has been made for income tax expense or benefit in the accompanying consolidated financial statement for the period from January 1, 2010 through December 13, 2010 (Predecessor), as federal and state income taxes were the responsibility of the members of the Company.
Pursuant to the acquisition on December 14, 2010, the Company will recognize a full step-up in tax basis of its assets equal to the total purchase price as determined for income tax purposes.

The income tax benefit of the Company for the period from December 14, 2010 through December 31, 2010 consists of the following components:

Current benefit:
Federal	$(32,519)
State	(4,623)
(37,142)
Deferred expense:
Federal	25,648
State	3,647
29,295
Tax expense relating to uncertain tax positions, including accrued interest	—

Income tax benefit	$(7,847)

The income tax benefit of the Company for the period from December 14, 2010 through December 31, 2010 (Successor) differs from the amount derived by applying the statutory federal rate to the pretax loss due principally to the effect of the following items:

Federal tax benefit at statutory rate	$(7,214)
State income taxes, net of federal effect	(634)
Tax expense relating to uncertain tax positions, including accrued interest, net of deferred tax benefits	—
Nondeductible expenses	1
Income tax benefit	$(7,847)
The tax effects of temporary differences that give rise to significant portions of deferred tax assets or liabilities at December 31, 2010 are as follows:

Deferred Tax Asset (Liability)
Current
Allowance for doubtful accounts	$59
Other	(118)
Net deferred tax liability, current	(59)

Non-current
Fixed assets and intangible assets	(29,042)
Net deferred tax liability, non-current	(29,042)

Total net deferred tax liability	$(29,101)
Deferred tax assets have resulted from the Company's future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company's ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the realization of its deductible temporary differences. If such estimates and related assumptions change in the future, the Company may be required to record a valuation allowance against its deferred tax assets resulting in additional income tax expense in the Company's consolidated statement of operations. Management evaluates the realizability of the deferred tax assets and the need for valuation allowances quarterly. As of December 31, 2010, based on current facts and circumstances, management believes that it is more likely than not that the Company will fully realize the benefit associated with its gross deferred tax assets.
The Company has not recorded any liabilities for uncertain tax positions. The Company's policy is to reflect interest and penalties associated with uncertain tax positions as a component of income tax expense. Since the acquisition on December 14, 2010 was treated as a purchase of assets for income tax purposes, the Company is not responsible for uncertain tax positions, if any, taken or expected to be taken on all tax returns for all periods through December, 14, 2010. Changes in the liabilities for uncertain tax positions, if any, will be recognized in the interim period in which the positions are effectively settled or there is a change in factual circumstances.
NOTE 11.    AFFILIATE TRANSACTIONS
For the period from January 1, 2010 through December 13, 2010, the Company purchased approximately 79% of its pay television and other programming from affiliates of one of its former members. Charges for such programming are included in "technical and operating" expenses in the accompanying consolidated statement of operations.
In addition, prior to December 14, 2010, the Company was party to a management agreement with Bresnan Communications, Inc. ("BCI") under which BCI provided management services to the Company. As compensation for these services, BCI was paid a quarterly fee equal to 4% of the Company's consolidated gross revenue. Such amount aggregating $17,045 for the period from January 1, 2010 through December 13, 2010 is included in "selling, general and administrative" expenses in the accompanying consolidated statement of operations. The Company also shared office facilities with BCI and allocated a portion of its rental expense to BCI. The amount of rent charged to BCI was $791 for the period from January 1, 2010 through. December 13, 2010 and is included in "selling, general and administrative" in the accompanying consolidated statement of operations.
Subsequent to December 14, 2010, the Company received services from affiliates of CSC Holdings. As many of these transactions are conducted between subsidiaries under common control of CSC Holdings, amounts charged for these services have not necessarily been based upon arm's length negotiations. It is not practicable to determine whether the amounts charged for such services represent amounts that it might have incurred on a stand-alone basis.
CSC Holdings has interests in several entities engaged in providing cable television programming and other services to the cable television industry. For the period December 14, 2010 through December 31, 2010, the Company was charged approximately $78 by these entities for such services. Such amounts are included in "technical and operating" expenses in the accompanying consolidated statement of operations.
NOTE 12.    BENEFIT PLANS
The Company sponsors a 401(k) savings plan for the majority of its employees. The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. Employee contributions are matched up to certain limits.
Matching contributions made by the Company for the period from December 14, 2010 through December 31, 2010 (Successor) amounted to $46 and for the period from January 1, 2010 through December 13, 2010 (Predecessor) amounted to $853.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Commitments
Future cash payments required under arrangements pursuant to contracts entered into by the Company in the normal course of business as of December 31, 2010 are as follows:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years
Off balance sheet arrangements:
Purchase obligations(1)	$177,000	$73,561	$79,566	$19,371	$4,502
Letters of credit	350	50	—	300	—
Total	$177,350	$73,611	$79,566	$19,671	$4,502

(1)
Purchase obligations primarily include contractual commitments with various programming vendors to provide video services to the Company's subscribers mid minimum purchase obligations to purchase goods or services. Future fees payable under contracts with programming vendors arc based on numerous factors, including the number of subscribers receiving the programming. Amounts reflected above related to programming agreements are based on the number of subscribers receiving the programming as of December 2010 multiplied by the per subscriber rates or the stated annual fee, as applicable, contained in the executed agreements in effect as of December 31, 2010.

Other Matters
Montana Property Tax Matter
The Montana Department of Revenue ("MT DOR") generally assesses property taxes on cable companies at 3% and on telephone companies at 6%. Historically, the Company's cable and telephone businesses have been taxed separately by the MT DOR. In 2010, MT DOR assessed the Company as a single telephone business and retroactively assessed it as such for 2007 through 2009. The Company filed a declaratory judgment action against the MT DOR challenging its property tax classifications for 2007 through 2010. The MT DOR has filed an answer to the action and discovery has commenced. Under Montana law, a taxpayer must first pay a disputed property tax assessment in order to challenge such assessment. In accordance with that law, in November 2010, the Company paid half of its 2010 property tax assessment under protest and is seeking a refund of the protested amount. No provision for additional tax, which amount could be up to approximately $15,000, including interest, as a single telephone business for 2007 through 2009 or for the second half of 2010 has been made. The Company believes it has substantial grounds for challenging the legal validity of MT DOR's assessments for 2007 through 2010 and intends to vigorously assert such challenges.
Legal Matters
On February 16, 2010, a class action was filed against Bresnan Communications, LLC ("BCL"), a wholly-owned subsidiary of the Company, in the United States District Court for the District of Montana. The class action complaint arose out of a limited online advertising trial of a software system designed by a third-party advertising network, NebuAd, for delivery of advertisements to computer users while they are navigating the internet. The trial of the NebuAd technology involved approximately 6,000 customers and ran from April 1, 2008 to June 26, 2008. The plaintiffs alleged that their electronic communications were intercepted and used in violation of federal and state electronic privacy laws. BCL filed a motion to dismiss and a motion to compel arbitration. In November 2010 the court denied BCL's motion to compel arbitration. In December 2010 the court granted in part and denied in part BCL's motion to dismiss, dismissing the federal Wiretap Act and state invasion of privacy claims, while declining to dismiss as a matter of law claims made under the federal Consumer Fraud and Abuse Act and state trespass to chattels law. In January 2011 BCL answered these two remaining counts of the complaint, and it intends to vigorously defend them in this action.
The Company is party to various lawsuits, some involving claims for substantial damages. Although the outcome of these other matters cannot be predicted with certainty and the impact of the final resolution of these other matters on the Company's results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these other lawsuits will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

NOTE 14.     INTERIM FINANCIAL INFORMATION (Unaudited)
The following is a summary of the Company's selected quarterly financial data for the year ended December 31, 2010:

	Quarter Ended			Period from
	March 31,	June 30,	September 30,	October 1, 2010 through December 13,	December 14, 2010 through December 31,
	2010	2010	2010	2010	2010
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)

Revenues, net	$108,537	$110,418	$111,059	$92,832	$22,135
Operating expenses	(92,076)	(87,514)	(89,446)	(76,256)	(36,155)
Operating income (loss)	$16,461	$22,904	$21,613	$16,576	$(14,020)

Net income (loss)	$8,746	$23,010	$15,817	$13,511	$(12,763)

NOTE 15.    VALUATION AND QUALIFYING ACCOUNTS
The following table summarizes the activities in the Company's allowance for doubtful accounts for the period from December 14, 2010 through December 31, 2010 (Successor) and for the period from January 1, 2010 through December 13, 2010 (Predecessor):

	Balance at Beginning of Period	Provision for Bad Debt	Deductions/Write-Offs and Other Charges	Balance at End of Period
Successor:
Period from December 14, 2010 through December 31, 2010
Allowance for doubtful accounts	$—	$155	$—	$155

Predecessor:
Period from January 1, 2010 through December 13, 2010
Allowance for doubtful accounts	$938	$2,886	$(3,016)	$808

NOTE 16.    SUBSEQUENT EVENTS
The Company has evaluated events subsequent to the balance sheet date through May 9, 2011, the issue date of the Company's consolidated financial statements for the periods January 1, 2010 through December 13, 2010 (Predecessor) and December 14, 2010 through December 31, 2010 (Successor). There have not been any material events that have occurred that would require adjustment to or disclosure in the Company's consolidated financial statements.